UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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E-mail to employees of Alkermes:

Subject: Action Requested of Alkermes Employee Shareholders -- Please Vote!

Dear Colleagues,

I am writing to encourage you to vote your shares of Alkermes before our upcoming annual meeting of shareholders. All votes must be received by May 22, 2017 at 11:59 p.m., ET (4:59 a.m. on May 23, 2017, Irish Standard Time). See the instructions below as to how to cast your vote.

We have a number of important proposals this year.  Our board of directors and management team recommend that you vote your shares “FOR” the election of Richard Pops and Paul Mitchell to the board of Alkermes, and “FOR” each of the other proposals that have been submitted for a shareholder vote.  Our 2017 Proxy Statement, a link to which is included on our company website under the “Investors” tab (and the “SEC filings” link), provides important information about these proposals.

How do I vote?

You should have received instructions in the mail or electronically from your bank or broker about how to vote your shares. The materials you received from your broker include a control number that is specific to your account.  You can vote online using your control number at www.proxyvote.com.

If you do not have your control number, you can still vote as follows:

a. if your shares are held in a Merrill Lynch account, you can vote by accessing www.benefits.ml.com.  (Login to your Merrill Lynch account, click on the ‘Equity Plans’ tab, then select the ‘Brokerage Account’ sub-tab and click on ‘MyMerrill Statements & Documents’ in the dropdown menu. This will take you to an external MyMerrill site. Click on the ‘Shareholder Notices’ tab and then within that tab, click on ‘Annual Meeting’ and a window will pop up that allows you to vote with your control number pre-populated); or

b.if your shares are held with a broker other than Merrill Lynch, please contact your broker for further assistance.

Thank you all for your continued support of Alkermes.